Exhibit 99.1

Cross Country Healthcare to Participate in the Benchmark Company, LLC One-on-One Investor Conference and Baird’s 2017 Global Consumer, Technology & Services Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--May 11, 2017--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to participate at two upcoming conferences:

  The Benchmark Company, LLC One-on-One Conference on Thursday, June 1, 2017, at the Palmer House Hilton in Chicago. This event consists of small group and one-on-one investor meetings and no formal presentations are being made. William J. Grubbs, President and Chief Executive Officer will be attending this conference; and
  The Baird’s 2017 Global Consumer, Technology & Services Conference on Tuesday, June 6, 2017 at the InterContinental New York Barclay in New York City. William J. Grubbs, President and Chief Executive Officer will be presenting at 11:25 a.m. Eastern Time.

An audio webcast and presentation for this conference will be available on the Company’s website at www.crosscountryhealthcare.com in the Investor Relations section under ‘Events and Presentations’.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 8,000 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com